Exhibit 99.1

United Energy Corporation 600 Meadowlands Parkway, #20 Secaucus, New Jersey 07094 P: 201-842-0288 F: 201-842-1307 www.unitedenergycorp.net

FOR IMMEDIATE RELEASE:

United Energy Contact:

Robert Guinta

Investor Relations

(201) 842-0288

rguinta@unitedenergycorp.net

UNITED ENERGY ANNOUNCES MASTER PURCHASE AGREEMENT WITH PETROBRAS AMERICA INC.

March 20, 2006 - United Energy (UNRG.OB) is pleased to announce that it has entered into a non-exclusive Master Purchase Agreement with Petrobras America Inc. for the sale of its K-line of patented specialty chemical solutions for the oil and gas industry. The Agreement does not provide for any minimum amount of purchase orders. Petrobras is the national oil company of Brazil with over 14,000 productive oil wells, daily production of more than 1.8 million barrels of oil per day, 16 refineries, 30,000 kilometers of pipelines and annual earnings of more than US $30 billion.

Commenting on the news United Energy Corp. CEO, Brian King stated, “The Petrobras agreement represents a significant step in the execution of our distribution strategy.  Over time, we believe that Petrobras will become a significant purchaser of our patented K-Line of products which provide unique solutions to the oil and gas industry.”

United Energy Corp.(UNRG.OB), is headquartered in Secaucus, NJ, and primarily engaged in the development and marketing of specialty chemical solutions for the oil and gas industry.  It's patented K-Line of products have proven effective in stimulating oil well production, reducing viscosity and drag in pipelines and in recovering oil from sludge in storage tanks.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties.  Actual results may vary significantly based on a number of factors, including, but not limited to, risks in the product and technology development, market acceptance of the new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations and other risk factors detailed in United Energy's most recent periodic reports pursuant to the Securities and Exchange Act of 1934 and other filings with the Securities and Exchange Commission.